EXHIBIT 23.1

November 14, 2008

Grant Thornton LLP
1717 Main Street, Suite 1500
Dallas, Texas 75201

Dear Sir or Madam:

In connection with your audit of the consolidated financial statements of Frozen Food Express Industries, Inc. and its subsidiaries FFE Transportation Services, Inc.; FX Holdings, Inc.; Conwell Corporation; Conwell, LLC; Lisa Motor Lines, Inc.; FFE Logistics, Inc.; Compressors Plus, Inc.; FFE, Inc.; Conwell Cartage, Inc.; Frozen Food Express, Inc.; and Middleton Transportation Company (collectively, the “Company”) as of December 31, 2007 and for the year then ended, for the purpose of expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America (“US GAAP”), and in connection with your audit of the Company’s internal control over financial reporting as of December 31, 2007, for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, you were previously provided with a representation letter dated March 14, 2008.  No information has come to our attention through the date of this letter that would cause us to believe that any of those previous representations should be modified.

To the best of our knowledge and belief, no events have occurred subsequent to December 31, 2007 and through the date of this letter that would require adjustment to or disclosure in the aforementioned financial statements.  In addition, to the best of our knowledge and belief, there have been no changes in internal control over financial reporting or other factors that might significantly affect internal control over financial reporting, including corrective actions taken by us with regard to significant deficiencies and material weaknesses, subsequent to December 31, 2007 and through the date of this letter.

Very truly yours,

FROZEN FOOD EXPRESS INDUSTRIES, INC.

/s/ Stoney M. Stubbs, Jr.
Stoney M. Stubbs, Jr., Chairman of the Board and Chief Executive Officer

/s/ Thomas G. Yetter
Thomas G. Yetter, Senior Vice President and Chief Financial Officer

/s/ Vicky L. O’Brien
Vicky L. O’Brien, Vice President and Corporate Controller